As filed with the Securities and Exchange Commission on July 31, 2024

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Antero Midstream Corporation

(Exact name of registrant as specified in its charter)

Delaware	61-178605
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1615 Wynkoop Street Denver, CO	80202
(Address of Principal Executive Offices)	(Zip Code)

AMENDED AND RESTATED

ANTERO MIDSTREAM CORPORATION LONG TERM INCENTIVE PLAN

(Full title of the plan)

Yvette K. Schultz

1615 Wynkoop Street

Denver, Colorado 80202

(Name and address of agent for service)

(303) 357-7310

(Telephone number, including area code, of agent for service)

Copies to:

Douglas E. McWilliams

Scott D. Rubinsky

Vinson & Elkins LLP

1001 Fannin Street, Suite 2500

Houston, Texas 77002

(713) 758-2222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”).    ☐

EXPLANATORY NOTE

The Amended and Restated Antero Midstream Corporation Long Term Incentive Plan was adopted in 2019 (the “2019 LTIP”). At the Annual Meeting of Shareholders (the “2024 Annual Meeting”) of Antero Midstream Corporation, a Delaware corporation (the “Registrant”), held on June 5, 2024, the Registrant’s shareholders approved an amendment and restatement of the 2019 LTIP (the “2024 Amendment”) in order to increase the number of shares of common stock, $0.01 par value per share (the “Common Stock”), available for future grants to 28,735,901, extend the term of the plan to the tenth anniversary of the 2024 Annual Meeting, amend the plan to provide for more conversative share recycling provisions, clarify director compensation limits, and eliminate the ability to grant Options and SARs with an exercise price below the fair market value of Common Stock on the date of grant (as amended and restated, the “Plan”).

The Registrant is filing this Registration Statement on Form S-8 (this “Registration Statement”) pursuant to General Instruction E of Form S-8 to register the offer and sale of an additional 14,670,700 shares of Common Stock that may be issued pursuant to the Plan, which are available as a result of the 2024 Amendment to the Plan.

Except as otherwise set forth below, the contents of the registration statement on Form S-8 previously filed with the Securities and Exchange Commission (the “Commission”) on March 13, 2019 (File No. 333-230254), is incorporated herein by reference and made a part of this Registration Statement as permitted by General Instruction E to Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6.	Indemnification of Directors and Officers.

The discussion below summarizes the material indemnification provisions of the Registrant’s Certificate of Incorporation (“Charter”), our Certificate of Amendment to Certificate of Incorporation (read together with the Charter, the “Certificate of Incorporation”), our Amended and Restated Bylaws (“Bylaws”), Sections 102(b)(7) and 145 of the Delaware General Corporation Law (“DGCL”), and the Plan.

Section 145 of the DGCL provides that a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees, and agents or persons who are or were serving at the request of the corporation as directors, officers, employees or agents of another entity. Indemnification is allowed in connection with threatened, pending, or completed actions, suits, or proceedings, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, brought against them by reason of the fact that they were or are directors, officers, employees, or agents, for expenses, judgments and fines, and amounts paid in settlement actually and reasonably incurred in any action, suit, or proceeding if: (i) he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that a person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had reasonable cause to believe that his or her conduct was unlawful. Indemnification is also allowed in connection with any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor against expenses (including attorneys’ fees) actually and reasonably incurred by them in connection with the defense or settlement of such action or suit if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that a corporation cannot indemnify them if they have been adjudged to be liable to the corporation unless the Court of Chancery or the court in which the action or suit was brought shall determine upon application that they are fairly and reasonably entitled to indemnity for such expenses. Section 145 of the DGCL also requires a Delaware corporation to indemnify a present or former officer or director against any expenses (including attorneys’ fees) actually and reasonably incurred by such person if he or she has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein.

The DGCL does not permit exculpation for liability:

•      for breach of duty of loyalty;

•      for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

•      under Section 174 of the DGCL (which deals generally with unlawful payments of dividends, stock repurchases and redemptions); and

•      for transactions from which the director derived improper personal benefit.

The Certificate of Incorporation eliminates the personal liability of directors and officers for monetary damages for any breach of fiduciary duty, except to the extent such exemption is not permitted under the DGCL.

The Bylaws provide that the Registrant shall, to the fullest extent permitted by law, indemnify any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding by reason of the fact such person is or was a director, officer or employee of the Registrant, or, while a director, officer or employee of the Registrant, is or was serving at the Registrant’s request as a director, officer, employee or agent of another entity, against all liability and loss suffered and expenses reasonably incurred. The Bylaws further provide that the Registrant shall advance expenses incurred in defending any such proceeding to any such indemnitees; provided, however, that, to the extent required by law, such advancement of expenses shall be made only upon receipt of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such indemnitee is not entitled to be indemnified for such expenses under the Bylaws or otherwise.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors or officers of corporations, then the personal liability of the Registrant’s directors and officers will be further limited to the fullest extent permitted by the DGCL.

In addition, the Registrant has entered into indemnification agreements with its current directors and officers containing provisions that are in some respects broader than the specific indemnification provisions contained in the DGCL. The indemnification agreements require the Registrant to, among other things, indemnify its directors and officers against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The Registrant maintains liability insurance policies that indemnify its directors and officers against various liabilities, including certain liabilities under arising under the Securities Act and the Exchange Act, that may be incurred by them in their capacity as such.

The Plan also provides that the committee administering the Plan and all members thereof are entitled to, in good faith, rely or act upon any report or other information furnished to them by any officer or employee of the Registrant or any of its affiliates, or the Registrant’s legal counsel, independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the committee and any officer or employee of the Registrant or any of its affiliates acting at the direction of or on behalf of the committee shall not be personally liable for any action or determination take or made in good faith with respect to the Plan, and shall, to the fullest extent permitted by law, be indemnified and held harmless by the Registrant with respect to any such action or determination.

Item 8.	Exhibits.

Exhibit Number	Exhibit Description
4.1	Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.3 to the Registrant’s Form 8-K filed with the Commission on March 12, 2019).

4.2	Certificate of Amendment to Certificate of Incorporation of Antero Midstream Corporation, dated June 8, 2023 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (Commission File No. 001-38075) filed on June 8, 2023).

4.3	Amended and Restated Bylaws of Antero Midstream Corporation, dated February 14, 2023 (incorporated by reference to Exhibit 3.3 to the Company’s Annual Report on Form 10-K (Commission File No. 001-38075) filed on February 15, 2023).

4.4	Amended and Restated Antero Midstream Corporation Long Term Incentive Plan, effective June 5, 2024 (incorporated by reference to Exhibit 10.1 to the Company’s form 8-K (Commission File No. 001-38075) filed on June 6, 2024).

5.1*	Opinion of Vinson & Elkins L.L.P.

23.1*	Consent of Vinson & Elkins L.L.P. (included in the opinion filed as Exhibit 5.1 to the Registration Statement).

23.2*	Consent of KPMG LLP, an independent registered public accounting firm.

24.1*	Power of Attorney (included on the signature page of the Registration Statement).

107*	Filing Fee Table

*Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, Colorado on July 31, 2024.

ANTERO MIDSTREAM CORPORATION

By:	/s/ PAUL M. RADY
Name:	Paul M. Rady
Title:	Chairman, President, and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below appoints Paul M. Rady, Brendan E. Krueger and Michael N. Kennedy, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement and any registration statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on July 31, 2024.

Signatures	Title

/s/ PAUL M. RADY	Chairman, President, and Chief Executive Officer
Paul M. Rady	(Principal Executive Officer)

/s/ BRENDAN E. KRUEGER	Vice President, Finance and Treasurer and Chief Financial Officer
Brendan E. Krueger	(Principal Financial Officer)

/s/ SHERI L. PEARCE	Senior Vice President, Accounting and Chief Accounting Officer
Sheri L. Pearce	(Principal Accounting Officer)

/s/ NANCY E. CHISHOLM	Director
Nancy E. Chisholm

/s/ PETER A. DEA	Director
Peter A. Dea

/s/ W. HOWARD KEENAN, JR.	Director
W. Howard Keenan, Jr.

/s/ MICHAEL N. KENNEDY	Director and Senior Vice President, Finance
Michael N. Kennedy

/s/ DAVID H. KEYTE	Director
David H. Keyte

/s/ BROOKS J. KLIMLEY	Director
Brooks J. Klimley

/s/ JANINE J. MCARDLE	Director
Janine J. McArdle

/s/ JOHN C. MOLLENKOPF	Director
John C. Mollenkopf